Exhibit 5.1

May 13, 2024

Axon Enterprise, Inc.

17800 N. 85th St.

Scottsdale, Arizona 85225

Ladies and Gentlemen:

We have acted as counsel to Axon Enterprise, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company from time to time of up to 1,954,450 shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share (“Common Stock”), pursuant to that certain Distribution Agreement, dated May [13], 2024, between the Company and J.P. Morgan Securities LLC, as agent (the “Distribution Agreement”).

This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K, as promulgated by the Securities and Exchange Commission (“SEC.”)

In connection with the offering and sale of the Shares, we have examined copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, (ii) the Bylaws of the Company, as amended and restated, (iii) the Distribution Agreement, (iv) the registration statement on Form S-3ASR (No. 333-277559) which was filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), on March 1, 2024, and a post-effective amendment thereto filed on April 19, 2024 (together, the “Shelf Registration Statement”), (v) the prospectus dated March 1, 2024, filed as part of the Shelf Registration Statement, including the documents incorporated by reference therein as of the date of such prospectus (the “Base Prospectus”), (vi) the prospectus supplement relating to the Shares, including the accompanying Base Prospectus, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act on May 13, 2024 (the “Prospectus”), and (vii) such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Distribution Agreement, will be validly issued, fully paid and non-assessable.

This letter is effective only as of the date hereof.  We do not assume responsibility for updating this letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, to be filed with the Commission on or about the date hereof and its incorporation by reference into the Shelf Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus and the Shelf Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP